Exhibit 99.1

nerdy

Q1 | 2024 Earnings Release

(-1,3)
(5,2)
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A Note to Our Shareholders

In the first quarter, we executed against the three primary goals we laid out for the year, including: (1) scaling the winning product for every Learner; (2) expanding the number of Learners we can impact by introducing freemium strategies across both our Consumer and Institutional offerings, and (3) laying the foundation to deliver profitable growth for the full year.

Our focus on delivering enhancements to the Learning Membership experience, which includes streamlining the onboarding experience, enhancing self-service tools that make it easier for customers to manage their tutoring relationships, and driving non-tutoring engagement, is yielding positive results.

Learning Memberships continued to resonate with Consumers during the spring semester resulting in Consumer Learning Membership subscription revenue of $39.9 million in the first quarter, increasing 34% year-over-year, and representing 74% of total Company revenue. We finished the first quarter with Active Members of 46.1K as of March 31, 2024, up 40% year-over-year, and exceeding our guidance target of 45.5K.

Our Institutional strategy is delivering results and allowing us to introduce our products to institutions at a larger scale than ever before. In the first quarter, we delivered record quarterly revenue of $11.9 million, an increase of 39% year-over-year, representing 22% of total Company revenue. Our team successfully enabled access to Varsity Tutors for an additional 1.2M students, bringing the total to 2.2M students at over 475 school districts. For the full year, we have set an ambitious target of enabling access to the Varsity Tutors for Schools platform for 10 million students or approximately 20% of the K-12 population in the United States. By providing a robust set of academic, test prep, and enrichment resources at no cost to our school district partners, we aim to efficiently build trust and credibility at scale, lay the foundation to becoming the preferred tutoring provider for these schools as they look to implement paid tutoring programs, while scalably introducing ourselves to a large percentage of students in the United States, which we believe will create a halo effect with our Consumer business.

To start the year, we stated that by scaling our winning access-based subscription offerings in both Consumer and Institutional that we expected to deliver profitable growth and positive operating cash flow for the full year. During the first quarter, we continued to scale both Learning Memberships and our Varsity Tutors for Schools access-based subscription offerings, which resulted in positive adjusted EBITDA of positive $24 thousand (which was slightly above the top end of our guidance range) and positive operating cash flow of $4.4 million.

The convergence of subscription business models and access-based products across Consumer and Institutional is allowing us to unify the Varsity Tutors for Schools and Consumer user experience into one that is modern, intuitive, and personalized to better serve the needs of our customers. We also expect that these changes, which have required material time and organizational resources, will enable us in the future to more efficiently and easily sell into and service customers beyond K-12, including in Higher Education and Professional / Adult learners, just as we do today in our Consumer business across thousands of subjects.

We expect these changes will allow us to simplify our business, and focus the efforts of our teams. By allowing us to build once and leverage many times and better leveraging product and consumer experience improvements across both Consumer and Institutional, we believe we can increase the pace of execution, drive higher levels of engagement with our product, increase awareness, proactively drive a halo effect and referrals between Consumer and Institutional, and ultimately improve growth and profitability.

Q1 Earnings Release 2024	2

First Quarter in Review

•

We delivered revenue of $53.7 million, an increase of 9% year-over-year from $49.2 million during the same period in 2023. Revenue growth was driven by both our Consumer and Institutional businesses, which were up 3% and 39% year-over-year, respectively.

•	Revenue recognized in the first quarter from Learning Memberships was $39.9 million (up 34% from Q1 2023) and represented 74% of total Company revenue.

•

New Consumer customer[1] acquisition was consistent with expectations with growth of 19% year-over-year in the first quarter as Learning Memberships continue to resonate with Learners. Active Members of 46.1K as of March 31, 2024 were up 40% year-over-year.

•

Our customer lifetime values continue to show substantial improvements relative to our old package model, driven by our evolution to Learning Memberships, including continued product enhancements, and the application of AI for HI®, or Artificial Intelligence for Human Interaction. These drivers continue to be key contributors to our strong operating results.

•	Our Institutional business delivered record quarterly revenue of $11.9 million, an increase of 39% year-over-year, and represented 22% of total revenue.

•

Our platform access strategy continues to resonate with K-12 school districts. During the quarter, we successfully enabled access to the Varsity Tutors platform for an additional 1.2M students, bringing the total to 2.2M students at over 475 school districts.

•

We reported a net loss of $12.0 million and non-GAAP adjusted EBITDA of positive $24 thousand, which was slightly above the top end of our guidance of negative $3.0 million to breakeven non-GAAP adjusted EBITDA. Our net loss included non-cash stock-based compensation expense of $11.1 million, which was treated as an adjustment for non-GAAP measures. Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvements relative to guidance were primarily driven by higher revenues and continued operating efficiency gains stemming from the completion of our evolution to access-based subscription revenue business models.

•

We continued to make investments in the Varsity Tutors for Schools go-to-market organization and product development to drive innovation and support our continued growth, while still delivering positive operating cash flow of $4.4 million in the first quarter of 2024.

1 - New Consumer customers defined as Consumers who purchased a Learning Membership or Package (in 2023 and 2024)

Q1 Earnings Release 2024	3

Consumer Business

Our Learning Membership model continues to lead to more attractive unit-level economics, broader customer appeal, longer duration and higher lifetime value customer relationships, higher gross margin, and a more scalable and efficient operating model relative to our old package model.

Our focus on enhancing the Learning Membership experience, including streamlining the onboarding experience, enhancing self-service tools that make it easier for customers to manage their tutoring relationships, and driving non-tutoring engagement, is yielding positive results. Improved discovery stemming from the recently introduced My Learning Hub and Subject Portals which enrich the experience, encourage achievement, reinforce personal accountability to learning, and improve the discoverability of learning formats and subjects are leading to a 64%2 year-over-year improvement during the first quarter in non-tutoring engagement amongst new customer cohorts. Based on our experience, when customers engage more deeply with our products, it is highly predictive of stronger long-term retention and higher lifetime value of those customers. We also began to deliver improvements to our scheduling and invoicing systems, two large projects started last Fall that are oriented around overhauling our marketplace infrastructure. We expect these projects to drive material improvements to our tutoring customer experience and ultimately drive retention improvements by enabling more recurring sessions and less user friction.

During the first quarter, we continued to attract users from multiple sources into a freemium experience to accelerate learning, test additional product offering tiers by bundling product capabilities, and test multiple price points in an effort to identify a pricing model that delivers the right customer experience and Learning support to every Learner. These tests, which often involve lower Average Revenue per Member per Month (“ARPM”) products, decreased ending ARPM in the quarter, but are providing our teams with multiple signals into consumer intent, preferences, and behavior that are informing our approach to a Consumer freemium model.

During the first quarter:

•	Consumer Learning Membership subscription revenue of $39.9 million increased 34% year-over-year in the first quarter, and represented 74% of total Company revenue.

•	New Consumer customer[1] acquisition was consistent with our expectations with growth of 19% year-over-year in the first quarter as Learning Memberships continue to resonate with Learners.

•	Active Members of 46.1K as of March 31, 2024, were up 40% year-over-year, and exceeded our guidance target of 45.5K.

•	ARPM of approximately $293 at the end of the first quarter resulted in an annualized run-rate of approximately $162 million from Learning Memberships at quarter end, a 13% increase year-over-year.

2 - % of new members who use on-tutoring modalities including chat tutoring, classes, essay review, adaptive assessments, asynchronous content, StarCourses™, and self study tools on our platform in the 1st month.

Q1 Earnings Release 2024	4

Varsity Tutors
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Freemium Model

The initial Consumer freemium version of our product offering meets multiple customer need-states across study support, homework help, college admissions prep, and enrichment. It also serves as a natural on-ramp that will allow us to introduce and upsell our live video-based online 1:1 tutoring (which is our superpower) to a far broader audience across multiple points in a Learner’s education journey.

Looking ahead, summer is historically SAT and ACT test prep season for students. With major colleges and universities recently announcing they will reinstate using SAT and ACT scores as part of their admissions criteria, we believe this category will provide substantial opportunity for us to test and refine our Consumer freemium offering given the acceleration in demand we are seeing for these tests.

The depth and breadth of our learning tools and free products within SAT and ACT prep, including live large group and recorded classes, self-study tools, college & career readiness resources, and adaptive assessments, are robust, incredibly valuable to Learners, and will allow us to create acquisition journeys that are tailored to the specific needs of a well-defined customer. As we build trust and credibility with Learners when they experience our free offerings, we aim to be top of mind and convert these Learners into paying customers when they require live small group support and 1:1 tutoring.

We look forward to updating you on the progress of our Freemium strategy over the course of the year as we continue to test and learn in anticipation of a broader Consumer roll out by the end of the year.

Q1 Earnings Release 2024	5

Varsity Tutors for Schools

The Varsity Tutors for Schools platform now comes with access to a range of powerful academic resources for an entire district, with the ability to choose between three simple models for high-dosage tutoring (District Assigned, Teacher Assigned, and Parent Assigned). Institutional customers can now choose to administer tutoring centrally at the school district level, empower teachers to manage tutoring interventions, or provide parents with Learning Memberships and oversee tutoring outside of schools for their own students.

Utilization of Institutional high-dosage tutoring products, which included our new District Assigned, Teacher Assigned, Parent Assigned, as well as our platform access offerings reached an all time high of 772K Learning Sessions3, up 100% year-over-year, demonstrating product market fit, as well as our ability to scale operations to meet the growing needs of our school district partners.

In addition to the high-dosage models that are typically focused on a subset of students within a school district, access to the Varsity Tutors platform is provided for all students district-wide at no cost, enabling us to provide more value to the school district and its students and families.

School districts that enable platform access receive access to products, including 24/7 on-demand chat-based tutoring; on-demand essay review; 100+ live large group classes per week in enrichment, test prep, and academic subjects; self-study tools; college & career readiness resources; adaptive assessments; recorded enrichment and test prep classes; and more.

3 - Learning Sessions are defined as the total number of live one-on-one tutoring sessions, live small group tutoring sessions, and platform access usage (e.g., 24/7 on-demand chat-based tutoring, on-demand essay review, live group classes, self-study tools, adaptive assessments, recorded classes, and session recaps) in a given period.

By providing this robust set of academic resources at no cost, we aim to efficiently build trust and credibility at scale, and lay the foundation to becoming the preferred tutoring provider for these schools as they look to implement high-dosage tutoring programs and scalably introduce ourselves as a trusted brand to all K12 students, which we believe can ultimately drive large downstream halo effects to our Consumer business.

Our strategy to offer free access to the Varsity Tutors platform is yielding early positive results. As one example of how we see this strategy taking hold, we recently engaged in conversations with a large suburban school district on the East Coast that learned about us as a result of our marketing efforts related to free access to the Varsity Tutors platform. Initial discussions quickly shifted toward our paid offerings, where the school district purchased 1,000 Parent Assigned Learning Memberships to support students who were not able to be physically in school consistently due to health or other issues. Concurrent to the rollout of Parent Assigned, the district also enabled access to the Varsity Tutors platform for more than 75,000 students, providing them with the ability to join hundreds of live weekly enrichment, test prep, and academic support classes and leverage other resources including self-study tools, 24/7 on-demand tutoring, and more. Nearly 2,000 parents attended our first ‘parent night’ to announce the availability of these powerful resources. That momentum led to preliminary discussions for a broader paid tutoring program in the upcoming school year focused on utilizing our District Assigned and Teacher Assigned models onsite at schools. Furthermore, the customer is seeking for us to enable parents of those 75,000 students to be able to purchase Learning Memberships directly from us - as consumers - and benefit from a discount passed along to them as a vetted partner of the school district.

Q1 Earnings Release 2024	6

Varsity Tutors for Schools

Additionally, during the first quarter we successfully enabled access to the Varsity Tutors for School platform for an additional 1.2M students, bringing the total to 2.2M students at over 475 school districts. This level of initial uptake and success has required us to allocate substantial organizational resources toward this initiative to ensure the rollout of platform access is successful. These efforts include a specific focus on platform scalability and building the freemium upsell go-to-market motion of high-dosage tutoring sales to K-12 school districts, as we build trust and credibility with each new no-cost access partner.

For the full year, we have set an ambitious target of enabling access to the Varsity Tutors for Schools platform for 10 million students or approximately 20% of the K-12 population in the United States.

During the first quarter:

●	Institutional revenue of $11.9 million, increased 39% year-over-year, and represented 22% of total revenue.

●	Varsity Tutors for Schools executed 83 contracts, yielding $4.4 million of bookings. It should be noted that the first quarter has historically been the lowest seasonal bookings quarter for Varsity Tutors for Schools as school district partners focus on delivering spring semester implementations.
●	We continued to make significant investments in the Varsity Tutors for Schools go-to-market organization in order to capture the significant long-term opportunity within the Institutional market and embed our platform within school districts.

●	We converged and unified the Varsity Tutors for Schools and Consumer user experience into one modern, intuitive, personalized, subject first, modality second experience.

Q1 Earnings Release 2024	7

In Closing

A growing awareness that tutoring is the most effective way to accelerate learning by parents, educators and policymakers, presents a significant opportunity for our Company to transform the way people learn through technology. By converging subscription business models and access-based products across Consumer and Institutional, we are simplifying our business and focusing our efforts. We expect these changes will allow us to fully leverage product and consumer experience improvements across both Consumer and Institutional, innovate faster, lead to higher levels of customer engagement with our products, and drive higher levels of growth and profitability over time.

We appreciate your continued interest in our Company, and look forward to meeting the evolving needs of Learners in any subject, anywhere, and at any time.

CHUCK COHN

Founder, Chairman & CEO

Q1 Earnings Release 2024	8

Financial Highlights

•

Revenue Beats Expectations – In the first quarter, Nerdy delivered revenue of $53.7 million, an increase of 9% year-over-year from $49.2 million during the same period in 2023. Revenue growth in the current year period was driven by the continued scaling of our Consumer and Institutional businesses, partially offset by lower ARPM in our Consumer business.

•

Memberships Continue to Scale – Revenue recognized in the first quarter from Learning Memberships was $39.9 million (up 34% from Q1 2023) and represented 74% of total Company revenue. Active Members of 46.1K as of March 31, 2024 were up 40% year-over-year.

•

Institutional Business Delivers Record Quarterly Revenue – In the first quarter, Institutional delivered revenue of $11.9 million, an increase of 39% year-over-year, and represented 22% of total revenue. Varsity Tutors for Schools executed 83 contracts, yielding $4.4 million of bookings. Bookings numbers reflect the focus on embedding the Varsity Tutors platform, and hiring and ramping sales headcount in service of optimizing for the back-to-school buying period and the longer-term opportunity within Institutional.

•

Strong Quarterly Gross Profit – Gross profit of $36.5 million in the first quarter increased 8% year-over-year. Gross margin was 68.0% for the three months ended March 31, 2024, compared to a gross margin of 68.9% during the comparable period in 2023. The increase in gross profit was primarily driven by the continued scaling of our Consumer and Institutional businesses. The decrease in gross margin was primarily due to higher utilization of tutoring sessions across our new access-based products within our Institutional business in a seasonally high period in the school year.

•

More Efficient Business Model Yields Positive Adjusted EBITDA – Net loss was $12.0 million in the first quarter versus a net loss of $32.2 million during the same period in 2023. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, which were treated as adjustments for non-GAAP measures, non-GAAP adjusted net loss was ($0.9) million for the first quarter of 2024 compared to non-GAAP adjusted net earnings of $0.5 million in the first quarter of 2023. We reported non-GAAP adjusted EBITDA of positive $24 thousand, slightly above the top end of our guidance of negative $3.0 million to breakeven non-GAAP adjusted EBITDA. This compares to non-GAAP adjusted EBITDA of $1.4 million in the same period one year ago. Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvements relative to guidance were primarily driven by higher revenues and continued operating efficiency gains. Compared to last year, Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin were lower primarily due to investments in the Varsity Tutors for Schools go-to-market organization, and product development to drive innovation and support our continued growth.

•

Operating Cash Flow and Liquidity – Positive operating cash flow was $4.4 million in the first quarter of 2024 compared to positive operating cash flow of $6.8 million in the same period last year. Higher revenues and operating leverage stemming from the completion of our evolution to access-based subscription revenue business models were more than offset by investments in the Varsity Tutors for Schools go-to-market organization and product development to drive innovation and support our continued growth. With no debt and $77.0 million of cash on our balance sheet, we believe we have ample liquidity to fund the business and pursue growth initiatives.

See page 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q1 Earnings Release 2024	9

Second Quarter and Full Year 2024 Outlook

Today, we are introducing guidance for the second quarter of the year, and reaffirming previously provided full year revenue and adjusted EBITDA guidance.

We expect year-over-year revenue growth will be driven by the continued growth of Learning Memberships in our Consumer business, the corresponding increase in the number of Learning Membership subscribers coupled with LTV extension; and higher Institutional revenues as we continue to rapidly scale Varsity Tutors for Schools.

New Learning Member acquisition of customers joining the platform remains healthy, and a growing awareness that tutoring is the most effective way to accelerate learning by parents, educators and policymakers, provides us with confidence in the demand for our offerings in the year ahead.

Second quarter revenue growth is impacted by legacy Package revenue of $4.9 million in the comparable period last year, that does not recur in 2024 due to the completion of our transition to subscription-based Learning Memberships in our Consumer business. Once we reach the second half of the year, when Package revenues are no longer included in prior year comparable quarterly revenues, we expect growth to accelerate consistent with the sequential quarterly acceleration we delivered in 2023.

Second quarter and full year non-GAAP adjusted EBITDA guidance reflects the continuing benefits from our recurring revenue products which focus on long-term relationships with higher value customers and operating leverage stemming from the completion of our evolution to access-based subscription revenue business models, partially offset by investments in the Varsity Tutors for Schools go-to-market organization, and product development to drive continued innovation and support our continued growth.

Revenue Guidance

•	For the second quarter of 2024, we expect revenue in a range of $50-52 million.

•	For the full year, we are reaffirming previously provided guidance for revenue in a range of $232-$246 million; representing 24% growth at the midpoint vs. our 2023 revenue of $193 million.

Non-GAAP Adjusted EBITDA Guidance

•	For the second quarter of 2024, we expect non-GAAP adjusted EBITDA in a range of negative $4 million to negative $2 million.

•

For the full year, we are reaffirming our expectation for non-GAAP adjusted EBITDA in a range of $5 to $15 million, an improvement of over 500 basis points in non-GAAP adjusted EBITDA margin at the midpoint. We also expect to deliver positive operating cash flow in 2024.

Q1 Earnings Release 2024	10

Financial Discussion

Revenue

Revenue for the three months ended March 31, 2024 was $53.7 million, an increase of 9% from $49.2 million during the same period in 2023. Revenue growth in the current year period was driven by the continued scaling of our Consumer and Institutional businesses, partially offset by lower ARPM in our Consumer business.

Gross Profit and Gross Margin

Gross profit of $36.5 million for the three months ended March 31, 2024 increased by $2.6 million or 8% compared to the same period in 2023. Gross margin was 68.0% and 68.9% for the three months ended March 31, 2024 and 2023, respectively. The increase in gross profit was primarily driven by the continued scaling of our Consumer and Institutional businesses. The decrease in gross margin was primarily due to higher utilization of tutoring sessions across our new access-based products within our Institutional business in a seasonally high period in the school year.

Sales and Marketing

Sales and marketing expenses for the three months ended March 31, 2024 on a GAAP basis were $17.4 million, an increase of $1.8 million from $15.6 million in the same period in 2023. Excluding non-cash stock compensation, sales and marketing expenses for the three months ended March 31, 2024 were $16.9 million, or 31% of revenue, compared to $14.7 million, or 30% of revenue in the same period in 2023.

These increases were driven by investments in our Institutional sales organization in order to drive customer acquisition, brand awareness, and reach, including through signing up school districts with free access to the Varsity Tutors platform. These impacts were partially offset by marketing efficiencies driven by the transition to Learning Memberships, which allows for a more efficient operating model in our Consumer business.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of Institutional contracts, bookings, seasonality, and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses include compensation for certain employees, support services, product development expenses intended to support innovation, and other operating expenses. Product development costs were $10.6 million and $8.4 million during the first quarter of 2024 and 2023, respectively. Product development costs include compensation for employees on our product and engineering who are responsible for developing new and improving existing offerings, maintaining our website, improving efficiencies across our organization, and third-party expenses.

General and administrative expenses for the three months ended March 31, 2024 on a GAAP basis were $32.0 million, an increase of $2.3 million from $29.7 million in the same period in 2023. Excluding non-cash stock compensation expenses, general and administrative expenses for the three months ended March 31, 2024 were $21.4 million, or 40% of revenue, compared to $19.5 million, or 40% of revenue in the same period in 2023.

Our investments in product development and our platform-oriented approach to growth have allowed us to launch and continuously improve our suite of ‘always on’ subscription products, including Learning Memberships for Consumers, and our District, Teacher, and Parent Assigned offerings for Institutional customers. These subscription and access-based offerings simplify our operating model needed to support the organization, which allows us to maximize our investment in our common platform.

Q1 Earnings Release 2024	11

Net Loss, Non-GAAP Adjusted Net (Loss) Earnings, and Non-GAAP Adjusted EBITDA

Net loss on a GAAP basis was $12.0 million for the three months ended March 31, 2024, an improvement of $20.2 million from a net loss of $32.2 million in the same period in 2023. Excluding non-cash stock compensation expenses and mark-to-market derivative adjustments, non-GAAP adjusted net loss was $0.9 million for the three months ended March 31, 2024, compared to a non-GAAP adjusted net earnings of $0.5 million in the same period in 2023.

Non-GAAP adjusted EBITDA was $24 thousand for the three months ended March 31, 2024, slightly above the top end of our guidance of negative $3 million to breakeven, and compared to a non-GAAP adjusted EBITDA of $1.4 million in the same period in 2023.

Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin improvements relative to guidance were primarily driven by higher revenues and continued operating efficiency gains. Compared to last year, Non-GAAP adjusted EBITDA and non-GAAP adjusted EBITDA margin were lower primarily due to investments in the Varsity Tutors for Schools go-to-market organization and product development to drive innovation and support our continued growth.

See page 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of March 31, 2024, the Company’s principal sources of liquidity were cash and cash equivalents of $77.0 million. We believe our strong balance sheet provides us with ample liquidity to operate against our plan and pursue growth initiatives.

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Tuesday, May 7, 2024 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-470-1428. International callers can dial 1-404-975-4839. The Access Code is 873564.

A live webcast of the call will also be available on Nerdy’s investor relations website at nerdy.com/investors.

A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until May 14, 2024 by dialing 1-866-813-9403 from the U.S. or 44-204-525-0658 from all other locations, and entering the Access Code: 253979.

Contact Investor Relations investors@nerdy.com

Q1 Earnings Release 2024	12

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenue	$53,727	$49,180
Cost of revenue	17,212	15,290

Gross Profit	36,515	33,890
Sales and marketing expenses	17,392	15,560
General and administrative expenses	31,976	29,700

Operating Loss	(12,853)	(11,370)
Unrealized loss on derivatives, net	—	21,682
Interest income	(886)	(833)
Other expense, net	25	11

Loss before Income Taxes	(11,992)	(32,230)
Income tax expense	23	23

Net Loss	(12,015)	(32,253)
Net loss attributable to noncontrolling interests	(4,569)	(13,322)

Net Loss Attributable to Class A Common Stockholders	$(7,446)	$(18,931)

Loss per share of Class A Common Stock:
Basic and Diluted	$(0.07)	$(0.21)
Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	107,951	91,776

REVENUE (Unaudited)

(in thousands)

	Three Months Ended March 31,				Change
	2024	%	2023	%	$	%
Consumer	$41,602	77%	$40,335	82%	$1,267	3%
Institutional	11,887	22%	8,540	17%	3,347	39%
Other (a)	238	1%	305	1%	(67)	(22)%

Revenue	$53,727	100%	$49,180	100%	$4,547	9%

(a)	Other consists of EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and other services.

Q1 Earnings Release 2024	13

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	March 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$76,960	$74,824
Accounts receivable, net	9,632	15,398
Other current assets	5,412	4,815

Total Current Assets	92,004	95,037
Fixed assets, net	16,761	16,388
Goodwill	5,717	5,717
Intangible assets, net	2,894	3,061
Other assets	3,973	4,541

Total Assets	$121,349	$124,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,620	$3,443
Deferred revenue	16,300	20,480
Other current liabilities	12,123	11,682

Total Current Liabilities	33,043	35,605
Other liabilities	3,127	3,533

Total Liabilities	36,170	39,138
Stockholders’ Equity
Class A common stock	11	11
Class B common stock	7	7
Additional paid-in capital	575,495	567,709
Accumulated deficit	(522,727)	(515,281)
Accumulated other comprehensive income	25	31

Total Stockholders’ Equity Excluding Noncontrolling Interests	52,811	52,477
Noncontrolling interests	32,368	33,129

Total Stockholders’ Equity	85,179	85,606

Total Liabilities and Stockholders’ Equity	$121,349	$124,744

Q1 Earnings Release 2024	14

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Cash Flows From Operating Activities
Net Loss	$(12,015)	$(32,253)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	1,638	1,553
Amortization of intangibles	152	150
Unrealized loss on derivatives, net	—	21,682
Non-cash stock-based compensation expense	11,112	11,049
Other changes in operating assets and liabilities:
Decrease in accounts receivable, net	5,766	5,263
(Increase) decrease in other current assets	(597)	1,163
Decrease in other assets	546	357
Increase in accounts payable	1,862	949
Decrease in deferred revenue	(4,180)	(3,285)
Increase in other current liabilities	305	686
Decrease in other liabilities	(236)	(520)

Net Cash Provided By Operating Activities	4,353	6,794
Cash Flows From Investing Activities
Capital expenditures	(2,221)	(982)

Net Cash Used In Investing Activities	(2,221)	(982)
Cash Flows From Financing Activities

Net Cash Used In Financing Activities	—	—
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	4	(7)

Net Increase in Cash, Cash Equivalents, and Restricted Cash	2,136	5,805
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	75,140	91,547

Cash, Cash Equivalents, and Restricted Cash, End of Period	$77,276	$97,352

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal use software	$486	$524
Purchase of fixed assets included in accounts payable	35	—

Q1 Earnings Release 2024	15

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSES (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Sales and marketing expenses	$17,392	$15,560
Less:
Non-cash stock-based compensation expense	535	838

Non-GAAP sales and marketing expenses	$16,857	$14,722

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
General and administrative expenses	$31,976	$29,700
Less:
Non-cash stock-based compensation expense	10,577	10,211

Non-GAAP general and administrative expenses	$21,399	$19,489

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Net Loss	$(12,015)	$(32,253)
Add:
Interest income	(886)	(833)
Income taxes	23	23
Depreciation and amortization	1,790	1,703
Non-cash stock-based compensation expense	11,112	11,049
Unrealized loss on derivatives, net	—	21,682

Adjusted EBITDA	$24	$1,371

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET (LOSS) EARNINGS (Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Net Loss	$(12,015)	$(32,253)
Add:
Non-cash stock-based compensation expense	11,112	11,049
Unrealized loss on derivatives, net	—	21,682

Adjusted Net (Loss) Earnings	$(903)	$478

Q1 Earnings Release 2024	16

We monitor the following key operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

Active Members is defined as the number of Learners with a paid active Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional business. Active Experts include our Institutional offerings, but excludes First Tutors UK.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period. Our Active Expert count for the three months ended March 31, 2024 was primarily driven by higher Institutional active experts when compared to the prior year period, which reflects the continued scaling of our Institutional business.

KEY OPERATING METRICS

Active Members in thousands	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Active Members	46.1	40.7	39.5	31.0	32.9
YoY change	40%	101%	250%	1,450%	n/a

	Three Months Ended March 31,		Change
Active Experts in thousands	2024	2023	%
Active Experts	12.3	10.2	21%

Q1 Earnings Release 2024	17

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted net earnings (loss) and non-GAAP adjusted EBITDA (loss).

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses.

Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses.

Non-GAAP adjusted net earnings (loss) is defined as net income or net loss, as applicable, excluding non-cash stock-based compensation expenses and unrealized (loss) gain on mark-to-market derivative financial instruments.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, and unrealized (loss) gain on mark-to-market derivative financial instruments.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, product development, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the tables above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Members is defined as the number of Learners with an active paid Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, the extension of Learning Memberships to additional Consumer audiences, and the launch of new Learning Membership options. As a result, Active Members is a key indicator of our ability to attract, engage and retain Learners. Active Members exclude EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and our Institutional offerings. Active Experts include our Institutional offerings, but exclude First Tutors UK.

Annualized run-rate is defined as the number of Active Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period.

Bookings represent contracted amounts during the period for Varsity Tutors for Schools.

Q1 Earnings Release 2024	18

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net earnings (loss), revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or stock-based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Forward-Looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to enhancing the Learning Membership experience and on our expansion of freemium strategies; and our anticipated second quarter and full year 2024 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our ability to acquire and retain customers in our Consumer business; risks associated with scaling up our Institutional business; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our rapid growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 27, 2024, as well as other filings that we may make from time to time with the SEC.

Q1 Earnings Release 2024	19